Exhibit 99.1

ELECTRONIC SYSTEMS TECHNOLOGY INC. ANNOUNCES

 1st QUARTER 2014 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- May 8, 2014 --- Electronic Systems Technology Inc. (EST) (OTCQB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of wireless modems, today announced sales and results of operations for the three month period ending March 31, 2014.

EST reported sales for the first quarter 2014 of $499,824 compared to $413,413 for the same quarter in 2013.  Gross revenues for the first quarter of 2014 increased to $502,373, compared with gross revenues of $415,402 in the first quarter of 2013.  The Company recorded a net loss for the first quarter of 2014 of $(5,950) or $(0.00) per share, compared with a net loss of $(45,612) or $(0.01) per share for the first quarter of 2013.

	Selected Statement of Operations Information
	(Unaudited)
		Three Months Ended
	March 31, 2014	March 31, 2013
Sales	$ 499,824	$ 413,413
Other Revenues	2,549	1,989
Gross Revenues	$ 502,373	$ 415,402
Net Income (loss) before tax	(6,190)	(64,373)
Net Income (loss)	(5,950)	(46,612)
Weighted average common shares outstanding	5,158,667	5,158,667
Basic Earnings (Loss)per Share Diluted Earnings (Loss) per Share	$ (0.00) (0.00)	$ (0.01) (0.01)

Selected Balance Sheet Information
(Unaudited)
	March 31, 2014	December 31, 2013
Cash and cash equivalents	$ 681,952	$ 896,581
Total current assets	3,036,170	3,047,690
Property & equipment (net)	39,600	31,372
Total assets	3,117,156	3,128,744
Total current liabilities	61,128	69,011
Long-term debt	-0-	-0-
Stockholders' equity	3,056,028	3,059,733

Contact Mike Eller at Electronic Systems Technology, Inc. for additional information.

ELECTRONIC SYSTEMS TECHNOLOGY • 509-735-9092 (O)

www.esteem.com

415 N. QUAY STREET • KENNEWICK, WA  99336 • 509-783-5475 (FAX)